EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2015 Results

FORT COLLINS, Colo., Jan. 20, 2015 (GLOBE NEWSWIRE) -- Woodward, Inc. (Nasdaq:WWD) today reported financial results for its first quarter of fiscal year 2015 ending December 31, 2014. (All per share amounts are presented on a fully diluted basis.)

First Quarter Fiscal 2015 Highlights

  Net sales for the quarter increased 13.7 percent to $487.6 million, compared to $429.0 million in the first quarter of last year.
  Earnings per share were $0.66 in the quarter, compared to $0.34 in the first quarter of last year.
  Total EBIT1 for the quarter was $62.9 million, compared to $38.9 million in the first quarter of the prior year.
  Free cash flow1 was an outflow of $8.8 million for the quarter, compared to an inflow of $7.3 million for the first quarter of 2014, including $9.5 million of increased capital expenditures.

"Our operating results for the first quarter were strong, particularly in comparison to the prior year," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our focus on leveraging sales growth and continued cost control led to improved operating margins."

Company Results

Net sales for the first quarter of fiscal 2015 were $487.6 million, compared to $429.0 million for the fiscal 2014 first quarter, the result of increases in most of our markets. Foreign currency exchange rates had an unfavorable impact of approximately $12 million on net sales for the first quarter of 2015, as compared to the first quarter of the prior year.

EBIT was $62.9 million for the first quarter of 2015, compared to $38.9 million for the first quarter of 2014. The increase in EBIT primarily reflected the impact of increased sales volume, partially offset by higher company-wide variable compensation expense. Foreign currency exchange rates had a minor impact on EBIT for the quarter.

Net earnings for the first quarter of 2015 were $43.8 million, or $0.66 per share, compared to $23.4 million, or $0.34 per share, in the first quarter of 2014. Net earnings in the current quarter included an after-tax benefit of $5.1 million, or $0.08 per share, related to the retroactive reinstatement of the research and experimentation tax credit.

Segment Results

Aerospace

Aerospace net sales for the first quarter of fiscal 2015 were $255.8 million, an increase of 11 percent from $229.9 million for the first quarter a year ago. Segment earnings for the first quarter of 2015 were $35.8 million, compared to $22.5 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 14.0 percent this quarter, compared to 9.8 percent in the same quarter of the prior year.

The sales increase for the quarter was due to higher sales in commercial OEM and aftermarket, and defense aftermarket. Segment earnings were favorably impacted by higher sales volume and improved manufacturing margins.

Energy

Energy net sales for the first quarter of 2015 were $231.9 million, an increase of 16.4 percent from $199.2 million for last year's first quarter. Segment earnings for the first quarter of 2015 were $39.3 million, compared to $27.1 million for last year's first quarter. Segment earnings as a percent of segment net sales were 16.9 percent this quarter, compared to 13.6 percent in the same quarter of the prior year.

Segment sales and earnings for the quarter were favorably impacted by higher sales of industrial gas turbine systems, natural gas bus and truck systems, and wind turbine power converters, partially offset by the unfavorable impact of foreign currency exchange rates.

Nonsegment

Nonsegment expenses totaled $12.2 million for the first quarter of 2015, compared to $10.7 million for the same quarter last year. Nonsegment expenses were 2.5 percent of consolidated net sales for the first quarter of 2015, consistent with the same quarter of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities was $37.9 million for the first quarter of fiscal 2015, compared to $44.4 million for the first quarter of fiscal 2014. Free cash flow was an outflow of $8.8 million for the first quarter of fiscal 2015, compared to an inflow of $7.3 million for the first quarter of fiscal 2014. Payments for property, plant, and equipment for the first quarter of fiscal 2015 were $46.6 million, compared with $37.1 million for the first quarter of fiscal 2014. Approximately $32 million of Woodward stock were repurchased in the quarter.

Total debt was $700 million at December 31, 2014, compared to $710 million at September 30, 2014. The ratio of debt to debt-plus-equity was 37.6 percent at December 31, 2014, compared to 37.9 percent at September 30, 2014.

The effective tax rate for the first quarter of fiscal 2015 was 23.3 percent, compared to 29.0 percent for the first quarter of fiscal 2014. The decrease in the income tax rate was primarily due to the retroactive impact of the research and experimentation tax credit extension.

Outlook

"We are maintaining our full year outlook for fiscal 2015, with sales anticipated to be between $2.05 and $2.15 billion, and earnings per share expected to be between $2.65 and $2.90 per share.  We believe our cost control initiatives and operating leverage will offset the persistent global economic uncertainty," said Mr. Gendron.

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 20, 2015 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for fiscal 2015. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-814-1912 (domestic) or 1-703-639-1356 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1649901. An audio replay will be available by telephone from 7:30 p.m. EST on January 20, 2015 until 11:59 p.m. EST on February 3, 2015. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1649901.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward's significant customers; global economic uncertainty and instability in the financial markets; Woodward's ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward's production needs at favorable prices or at all; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward's ability to manage additional tax expense and exposures; risks related to Woodward's U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward's subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward's continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward's common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward's operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward's charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2014 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2014	2013

Net sales	$ 487,646	$ 429,042
Costs and expenses:
Cost of goods sold	343,760	315,466
Selling, general, and administrative expenses	39,843	37,328
Research and development costs	34,029	29,424
Amortization of intangible assets	7,575	8,484
Interest expense	5,949	6,062
Interest income	(127)	(59)
Other (income) expense, net	(455)	(607)
Total costs and expenses	430,574	396,098
Earnings before income taxes	57,072	32,944
Income taxes	13,288	9,561
Net earnings	$ 43,784	$ 23,383

Earnings per share amounts:
Basic earnings per share	$ 0.67	$ 0.35
Diluted earnings per share	$ 0.66	$ 0.34
Weighted average common shares outstanding:
Basic	65,322	67,724
Diluted	66,739	69,021
Cash dividends per share paid to Woodward common stockholders	$ 0.08	$ 0.08

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
(Unaudited - in thousands)	2014	2014

Assets
Current assets:
Cash and cash equivalents	$ 58,462	$ 115,287
Accounts receivable	300,161	346,858
Inventories	467,700	451,944
Income taxes receivable	9,860	6,574
Deferred income tax assets	40,709	40,774
Other current assets	43,538	47,207
Total current assets	920,430	1,008,644
Property, plant, and equipment – net	566,273	513,279
Goodwill	557,959	559,724
Intangible assets – net	246,859	254,772
Deferred income tax assets	6,567	6,292
Other assets	56,571	54,491
Total assets	$ 2,354,659	$ 2,397,202

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ --	$ --
Accounts payable	176,580	160,683
Income taxes payable	10,225	6,130
Deferred income tax liabilities	314	472
Accrued liabilities	116,570	172,731
Total current liabilities	303,689	340,016
Long-term debt, less current portion	700,000	710,000
Deferred income tax liabilities	88,754	85,031
Other liabilities	99,764	101,211
Total liabilities	1,192,207	1,236,258
Stockholders' equity	1,162,452	1,160,944
Total liabilities and stockholders' equity	$ 2,354,659	$ 2,397,202

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2014	2013
Net cash provided by operating activities	$ 37,856	$ 44,433

Cash flows from investing activities:
Payments for property, plant, and equipment	(46,621)	(37,149)
Proceeds from sale of other assets	90	40
Net cash used in investing activities	(46,531)	(37,109)

Cash flows from financing activities:
Cash dividends paid	(5,250)	(5,448)
Proceeds from sales of treasury stock	1,391	4,122
Payments for repurchases of common stock	(32,118)	(43,616)
Excess tax benefits from stock compensation	522	280
Proceeds from the issuance of long-term debt	--	250,000
Payments of long-term debt	--	(300,000)
Borrowings on revolving lines of credit and short-term borrowings	105,000	165,094
Payments on revolving lines of credit and short-term borrowings	(115,000)	(71,094)
Payment of debt financing costs	--	(1,297)
Net cash used in financing activities	(45,455)	(1,959)
Effect of exchange rate changes on cash and cash equivalents	(2,695)	669
Net change in cash and cash equivalents	(56,825)	6,034
Cash and cash equivalents at beginning of period	115,287	48,556
Cash and cash equivalents at end of period	$ 58,462	$ 54,590

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2014	2013
Net sales:
Aerospace	$ 255,770	$ 229,872
Energy	231,876	199,170
Total consolidated net sales	$ 487,646	$ 429,042
Segment earnings**:
Aerospace	$ 35,793	$ 22,549
As a percent of segment sales	14.0%	9.8%
Energy	39,268	27,071
As a percent of segment sales	16.9%	13.6%
Total segment earnings	75,061	49,620
Nonsegment expenses	(12,167)	(10,673)
EBIT	62,894	38,947
Interest expense, net	(5,822)	(6,003)
Consolidated earnings before income taxes	$ 57,072	$ 32,944

Payments for property, plant and equipment	$ 46,621	$ 37,149
Depreciation expense	10,998	10,632
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2014	2013
Net earnings	$ 43,784	$ 23,383
Income taxes	13,288	9,561
Interest expense	5,949	6,062
Interest income	(127)	(59)
EBIT	62,894	38,947
Amortization of intangible assets	7,575	8,484
Depreciation expense	10,998	10,632
EBITDA	$ 81,467	$ 58,063

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2014	2013

Net cash provided by operating activities	$ 37,856	$ 44,433
Payments for property, plant, and equipment	(46,621)	(37,149)
Free cash flow	$ (8,765)	$ 7,284

CONTACT: Don Guzzardo
         Director, Investor Relations & Treasury
         970-498-3580
         Don.Guzzardo@Woodward.com